                                                                                   Exhibit 99.1

                                                 News
                                                                    Release

                                                                               Vectren Corporation
                                                                               P.O. Box 209
                                                                               Evansville, IN 47702-0209

Investor Contact                                           Steven M. Schein, (812) 491-4209, sschein@vectren.com
Media Contact                                Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com

FOR IMMEDIATE RELEASE

November 1, 2007

Vectren Corporation Releases Third Quarter Results
Raises 2007 Guidance And Initiates 2008 Guidance

•	Vectren third quarter earnings per share increased to $0.23 from $0.16 a year ago
•	2007 earnings guidance raised to $1.80 to $1.90 from $1.75 to $1.85
•	2008 earnings guidance provided at $1.85 to $2.05
•	Common stock dividend increased for 48th consecutive year

Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported third quarter 2007 net income of $17.1 million, or $0.23 per share, compared to $12.0 million, or $0.16 per share, in the third quarter of 2006.  Synfuel-related results included in net income for the quarter were earnings of $3.5 million, or $0.05 per share in 2007, compared to $0.6 million, or $0.01 per share, in 2006.

The increase in 2007 results, exclusive of the non-recurring synfuel-related results, is attributable to higher utility operating results, including the impact of favorable weather on electric cooling load, the benefit of increased customer usage including lost margin recovery and the implementation of the first electric base rate increase in 12 years.

Net income for the nine months ended September 30, 2007, was $103.2 million, or $1.36 per share, compared to $73.9 million, or $0.98 per share, in 2006.  Synfuel-related results included in net income for the year to date in 2007 were earnings of $8.3 million, or $0.11 per share, compared to a loss of $(3.7) million, or $(0.05) per share, in 2006.  The increase in 2007 results, exclusive of the non-recurring synfuel-related results, is attributable to higher gas and electric utility margins, including the favorable impact of cooling weather, increased customer usage including lost margin recovery, new gas and electric base rates, and increased nonutility operating results.

“We are very pleased with year-to-date results and the outlook for the remainder of the year,” said Niel C. Ellerbrook, Chairman and CEO.  “During the third quarter we received base rate orders from the Indiana commission for our South electric and gas territories and have started base rate proceedings for our Indiana North and Ohio (VEDO) gas territories.”

Ellerbrook added, “The strong year to date performance of our primary nonutility businesses has helped improve our overall return. Looking forward, we believe our nonutility business will continue to complement our strong utility foundation.”

Summary Results

•
Utility earnings increased $4.2 million, or $0.05 per share in the quarter, and $12.6 million, or $0.17 per share, year to date, due primarily to the base rate increases in the Vectren South service territory, the combined impact of increased residential and commercial usage and lost margin recovery, and favorable weather, offset somewhat by higher operating costs including depreciation and a lower effective tax rate in 2006.

•
Nonutility group results increased year to date $4.5 million, or $0.06 per share.  The increase, exclusive of the non-recurring synfuel-related results, was primarily attributable to higher ProLiance and Miller Pipeline (Miller) earnings. Year to date earnings from ProLiance have increased $2.7 million as a result of increased storage capacity and greater optimization opportunities.  The increased contribution from Miller of $3.4 million is due largely to Vectren’s 100 percent ownership in 2007 and more large gas construction projects.  The year to date increased earnings from Miller and ProLiance are partially offset by lower coal mining results.  In the current quarter, nonutility results declined compared to the prior year.  Increased earnings from Miller in the quarter were more than offset by lower results from ProLiance and Coal Mining.

Earnings Guidance

Because of strong year to date results, the company raised its 2007 annual earnings guidance $0.05 to a range of $1.80 to $1.90, excluding synfuels-related results which terminate at the end of 2007.

•	2007 earnings guidance, exclusive of nonrecurring synfuel-related results $1.80 to $1.90
•	Expected synfuel-related results $0.11 to $0.13

The company expects 2008 earnings to be in the range of $1.85 to $2.05 per share.  In addition, the company is targeting 2009 earnings per share growth of 5% or more over projected 2008 earnings per share.

These earnings expectations assume normal weather in the company’s electric and Ohio service territories for the remainder of 2007 and the following years and slightly lower volatility in the wholesale natural gas markets affecting ProLiance.  However, changes in these events or other circumstances the company cannot anticipate could materially impact earnings, and could result in earnings for 2007 and the following years significantly above or below this guidance.  These targeted ranges are subject to such factors discussed below under “Forward-Looking Statements.”

Dividend Increase

The board of directors approved an increase of 1 cent to the regular quarterly common stock dividend from the prior quarter to 32 ½ cents per share.  The dividend will be payable December 3, 2007, to shareholders of record at the close of business on November 15, 2007.  The increase marks the 48th consecutive year Vectren and predecessor companies have increased annual dividends paid.

Vectren South Electric Base Rate Order Received

On August 15, 2007, the company received an order from the Indiana Utility Regulatory Commission (IURC) which approved a settlement agreement with the Office of the Utility Consumer Counsel (OUCC) and other interveners regarding the proposed changes to the base rates and charges for its electric distribution business in southwestern Indiana.  The order provides for an approximate $60.8 million electric rate increase to cover, among other things, the company’s cost of system growth, maintenance, safety and reliability.  The order also provides for timely recovery of the Company’s investment in certain new electric transmission projects that partially benefit the Midwest Independent System Operator (MISO) infrastructure outside of the company’s service territory.  The order is based on an overall rate of return of 7.32 percent on rate base of approximately $1,044 million and an allowed return on equity (ROE) of 10.4 percent.  The increase in electric utility margin as a result of this order totaled $6.4 million in the three and nine months ended September 30, 2007.

Vectren South Gas Base Rate Order Received

On August 1, 2007, the company received an order from the IURC which approved the settlement agreement, with a minor modification, previously reached with the OUCC and other interveners regarding its Vectren South gas rate case.  The order provided for a base rate increase of $5.1 million and an allowed ROE of 10.15 percent, with an overall rate of return of 7.20 percent on rate base of approximately $122 million.  The order also includes removal of $2.6 million of costs from base rates to be recovered through existing tracking mechanisms. Further, additional expenditures for a multi-year bare steel and cast iron capital replacement program will be afforded certain accounting treatment that mitigates earnings attrition from the investment between rate cases.

Vectren North Gas Base Rate Filing

In May 2007, the company filed a petition with the IURC to adjust its gas base rates and charges in its North service territory.  The petition requests an increase of approximately $41 million in rates to recover the ongoing cost of operating, maintaining and expanding the approximately 12,000-mile distribution and storage system used to serve more than 565,000 natural gas customers.  A hearing on the company’s request before the IURC was held in late August 2007 and the final hearing is scheduled for December 2007.  The company expects an order from the IURC during the second quarter of 2008.

Vectren Energy Delivery of Ohio files a Pre-Filing Notice with the Public Utility Commission of Ohio (PUCO)

In September 2007, the company issued a pre-filing notice with the PUCO indicating it plans to request an increase in its base rate charges for VEDO’s distribution business in its 17-county service area in west central Ohio.  The filing indicates that an increase in base rates of approximately $29 million is necessary to cover the ongoing cost of operating, maintaining and expanding the approximately 5,200-mile distribution system used to serve 318,000 customers.

In addition, the company is seeking extension of the decoupling mechanisms currently in place to encourage customer conservation and also is seeking approval of expanded conservation-oriented programs, such as rebate offerings on high-efficiency natural gas appliances for existing and new home construction, to help customers lower their natural gas bills.

The company would anticipate on order from the PUCO in late 2008.

Indiana Conservation Programs Enter Second Year

In December 2006, the IURC approved a settlement agreement that provides for a five year energy efficiency program. It allows the company’s Indiana utilities to recover a majority of the costs of promoting the conservation of natural gas through conservation trackers that work in tandem with a lost margin recovery mechanism. The order was implemented in the North service territory in December 2006 and provides for recovery of 85 percent of the difference between weather normalized revenues actually collected by the company and the revenues approved in the company’s most recent rate case.  A similar approach to recovery commenced in the South gas territory with the approval of new base rates, allowing for recovery of 100 percent of the difference between weather normalized revenues actually collected by the company and the revenues approved in the company’s most recent rate case.

The company’s Conservation Connection public education initiative in Indiana involves extensive customer education, including rebates and online energy audit and bill analysis tools, to proactively help customers use less natural gas. Through September, more than $1.25 million has been awarded through nearly 8,000 rebates; nearly 60,000 customers have used the online tools; and nearly 18,000 customer calls have come into the Conservation Connection call center.

Utility Group Discussion

The utility group’s 2007 earnings for the quarter ended September 30, 2007, were $10.7 million compared to $6.5 million in 2006 and $69.6 million for the nine months ended September 30, 2007, compared to $57.0 million in 2006.  The increases in utility group earnings resulted from base rate increases in the Vectren South service territory; increased residential and commercial usage, including lost margin recovery; and favorable weather in the electric territory. The increase was offset somewhat by increased operating costs including depreciation expense and a lower effective tax rate in 2006.

In the company’s electric and Ohio natural gas service territories that are not protected by weather normalization mechanisms, management estimates the impact of weather on margin experienced during the 2007 third quarter to be $4.8 million favorable compared to normal and $5.5 million favorable compared to the prior year.  Year to date, management estimates the impact of weather on margin experienced during 2007 to be $5.4 million favorable compared to normal and $12.1 million favorable compared to the prior year.

Gas Utility Margin
For the three and nine months ended September 30, 2007, gas utility margins were $61.1 million and $298.0, respectively, an increase of $4.2 million quarter over quarter and $26.8 million year over year.  Residential and commercial customer usage, including lost margin recovery, increased margin $1.2 million during the quarter and $12.7 million year over year.  Year to date, Ohio weather was 4 percent warmer than normal, but 10 percent colder than the prior year and resulted in an estimated increase in margin of approximately $2.0 million compared to 2006.  Margin increases associated with the Vectren South base rate increase that was effective August 1, 2007, were $0.7 million.  Recovery of gas storage carrying costs in Ohio was $1.3 million quarter over quarter and $1.6 million year to date.  Lastly, costs recovered dollar-for-dollar in margin associated with tracked expenses and revenue and usage taxes increased gas margin $0.4 million in the quarter and $8.3 million year over year.

Electric Utility Margin
Retail & Firm Wholesale Margin
Electric retail and firm wholesale utility margins were $90.5 million and $219.0 million for the three and nine months ended September 30, 2007.  These represent increases over the prior year periods of $15.7 million and $21.1 million, respectively.  Management estimates margin impacts of the period over period increases in usage by residential and commercial customers due to weather to be $5.9 million in the quarter and $10.1 million year to date. The base rate increase that went into effect on August 15, 2007, produced incremental margin of $6.4 million, and recovery of pollution control investments and expenses increased margin $1.3 million in the quarter and $3.2 million year over year.

Margin from Asset Optimization Activities
For the three and nine months ended September 30, 2007, net asset optimization margins were $2.6 million and $13.1 million, which represents increases of $1.0 million and $2.4 million, compared to 2006.  The increases are primarily due to losses on financial contracts experienced in 2006 offset partially by lower availability of generating units for off system sales in 2007, due largely to the retirement of 50 MW of owned generation on Dec. 31, 2006.

Other Operating
For the three and nine months ended September 30, 2007, other operating expenses were $65.6 million and $198.4 million, which represent increases of $4.0 million and $15.6 million, compared to 2006.  Pass-through costs, including costs of funding new Indiana energy efficiency programs that are recovered in utility margin, increased $0.6 million in the quarter and $7.3 million year over year. Increases in operating costs associated with lost margin recovery and conservation initiatives that are not directly recovered in margin were $0.3 million in the quarter and $1.3 million year over year.  Third quarter planned outage costs associated with a jointly owned generation unit resulted in $2.5 million of increased costs.  The remaining increases are primarily due to increased wage and benefit costs, other operating cost increases, and timing of expenses.

Depreciation & Amortization
For the three and nine months ended September 30, 2007, depreciation and amortization expenses were $40.4 million and $119.4 million, which represents increases of $2.4 million and $6.6 million compared to 2006.  The increases were primarily due to increased utility plant and also include $0.5 million of amortization associated with electric demand side management costs as provided for in the August 15th electric base rate order.

Taxes Other Than Income Taxes
For the three and nine months ended September 30, 2007, taxes other than income taxes were $11.2 million and $49.6 million, which represent increases of $0.8 million and $4.7 million compared to 2006.  The year to date increase results primarily from increased property taxes and higher revenues subject to taxes.

Utility Group Other-net
Other-net reflects income of $1.3 million for the quarter and $6.2 million year to date.  The $(0.7) million decrease in the quarter and $1.4 million increase year over year are primarily related to the capitalization of funds used during construction.

Utility Group Interest Expense
For the three and nine months ended September 30, 2007, interest expense was $20.8 million and $58.8 million, which represents increases of $1.6 million and $1.4 million compared to 2006.  The increases reflect higher interest rates associated with short term borrowings and are partially offset by the impact of financing transactions completed in October 2006, from which over $90 million in debt related proceeds were raised and used to retire higher interest rate debt.

Utility Group Income Taxes
Federal and state income taxes were $7.1 million for the quarter and $41.8 million year to date, increases of $7.1 million and $10.7 million compared to the prior year periods. The higher taxes are primarily due to higher pretax income and a lower effective tax rate in 2006 as a result of favorable adjustments approximating $2.0 million recorded in the third quarter of 2006 reflective of final taxes reported on 2005 state and federal income tax returns and a $1.5 million favorable impact from an Indiana tax law change that resulted in the recalculation of certain state deferred income tax liabilities.

Nonutility Group Discussion

All amounts following in this section are after tax.  Results reported by business group are net of nonutility group corporate expense.

The company’s primary nonutility operations contributed earnings of $3.0 million in the three months ended September 30, 2007, as compared to $5.0 million in 2006.  Year to date earnings from the primary nonutility operations were $24.9 million, an increase of $4.4 million compared to 2006.  Primary nonutility operations are Energy Marketing and Services companies, Coal Mining operations, and Energy Infrastructure Services companies.

Non-recurring synfuel-related results for the quarter were earnings of $3.5 million, or $0.05 per share, in 2007, compared to $0.6 million, or $0.01 per share, in 2006.  Year to date earnings from synfuel-related results totaled $8.3 million, or $0.11 per share.    Results in 2007 include a $4.9 million after tax mark to market gain in the quarter on financial contracts related to 2007 production in the quarter and a $4.1 million after tax mark to market gain year to date.  In 2007, synfuel production is fully hedged.  In 2006, losses from synfuel-related activities were $(3.7) million, or $(0.05) per share, and include a $(5.7) million after tax charge to write off the company’s investment in Pace Carbon Synfuels LP.

Energy Marketing and Services
Energy Marketing and Services is comprised of the company’s wholesale and retail gas marketing businesses. Net income generated by Energy Marketing and Services for the three months September 30, 2007, was a loss of $(2.0) million compared to a loss of $(0.2) million in 2006.  Year to date earnings were $15.6 million in 2007 compared to $13.0 million in 2006.

ProLiance provided the primary earnings contribution, which totaled $17.6 million year to date in 2007 compared to $14.9 million in 2006. ProLiance’s storage capacity was 39 Bcf at September 30, 2007 compared to 34 Bcf at the end of 2006.  Increased storage capacity and greater optimization opportunities were the primary reasons for the increase in earnings.  Firm storage capacity will increase to 45 Bcf in early 2008 and to 49 Bcf by the end of 2008. Quarter over quarter, ProLiance’s results decreased $2.6 million due primarily to decreased volatility impacting optimization opportunities.

Vectren Source’s seasonal third quarter loss totaled $(1.3) million in 2007 compared to a loss of $(1.9) million in 2006.  Year to date, Vectren Source results were near breakeven in both periods due primarily to lower unit margins offset partially by weather insurance proceeds.  Vectren Source’s customer count at September 30, 2007, was 156,000 customers as compared to the prior year quarter of 150,000.

Coal Mining Operations
Coal Mining operations mine and sell coal to the company’s utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc.

Coal Mining operations third quarter earnings were $0.4 million compared to $1.6 million in 2006.  Year to date, Coal Mining operations earned approximately $2.7 million compared to $4.3 million in 2006.  The declines are primarily due to non-recurring production losses during the replacement of seals in the company’s underground mine to comply with changes in the Mine Safety and Health Administration (MSHA) guidelines and higher sulphur content.  These decreases are offset somewhat by reduced operating costs from highwall mining at the Cypress Creek surface mine.  The full year use of highwall mining at the Cypress Creek mine is expected to continue to provide additional tons and lower operating costs in the remainder of 2007 and throughout 2008.

Energy Infrastructure Services
Energy Infrastructure Services provides energy performance contracting operations through Energy Systems Group (ESG) and underground construction and repair to utility infrastructure through Miller Pipeline (Miller).   Energy Infrastructure’s operations contributed earnings of $4.6 million in the third quarter of 2007 compared to $3.6 million in 2006.  Year to date earnings were $6.6 million in 2007 compared to $3.2 million in 2006.

Miller’s 2007 earnings were $3.7 million in the third quarter, compared to $1.7 million in 2006.  Year to date, Miller earned approximately $4.8 million in 2007 compared to $1.4 million in 2006.  The increase in Miller’s earnings contribution is due primarily to more large gas construction projects.  Vectren’s 100 percent ownership of Miller effective July 1, 2006 has also contributed to the year to date increase.  Miller’s contribution to earnings in 2007 and for the remainder of the year is expected to continue to benefit from several large gas pipeline projects.

ESG’s 2007 earnings were $1.2 million in the third quarter, compared to $2.1 million in 2006.  Year to date, ESG earned approximately $2.5 million in 2007 compared to $2.2 million in 2006.  The year to date increase is primarily due to higher revenues resulting from the record December 31, 2006 backlog. These higher revenues were offset in the third quarter by the write-off of an investment.  At September 30, 2007, ESG’s backlog was a very strong $64 million, compared to $68 million at Dec. 31, 2006, and $69 million at September 30, 2006.

Live Webcast on November 2, 2007

Vectren’s financial analyst call will be at 11 a.m. Eastern Daylight Time, November 2, at which time management will discuss financial results and earnings guidance.  To participate in the call, analysts are asked to dial 1-888-818-6237, ID # 20506735.  All interested parties may listen to the live webcast accompanied by a slide presentation at www.vectren.com.  A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the meeting.

About Vectren

Vectren Corporation is an energy holding company headquartered in Evansville, Indiana.  Vectren’s energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio.  Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.

Forward-Looking Statements

All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management and include such words as “believe”, “anticipate”, ”endeavor”, “estimate”, “expect”, “objective”, “projection”, “forecast”, “goal”, and similar expressions intended to identify forward-looking statements.  Vectren cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond Vectren’s ability to control or estimate precisely and actual results could differ materially from those contained in this document.

In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the company’s actual results to differ materially from those contemplated in any forward-looking statements include, but are not limited to, factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas supply costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints; increased competition in the energy environment including effects of industry restructuring and unbundling; regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases; financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight; economic conditions including the effects of an economic downturn, inflation rates, commodity prices, and monetary fluctuations; increased natural gas commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense; changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks; the performance of projects undertaken by the company’s nonutility businesses and the success of efforts to invest in and develop new opportunities, including but not limited to, the realization of synfuel income tax credits and the company’s coal mining, gas marketing, and energy infrastructure strategies; direct or indirect effects on the company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries; employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, or work stoppages; legal and regulatory delays and other obstacles associated with mergers, acquisitions and investments in joint ventures; costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving inadvertent violations of state and federal laws; changes in federal, state or local legislative requirements, such as changes in tax laws or rates, environmental laws, including laws governing greenhouse gases, and other regulations.

More detailed information about these factors is set forth in Vectren’s filings with the Securities and Exchange Commission, including Vectren’s annual report on Form 10-K filed on February 16, 2007 and Vectren’s quarterly report on Form 10-Q to be filed on, or about, November 2, 2007.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.

Please SEE ATTACHED unaudited schedules for additional financial information.